Exhibit 4.2(a)

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of July 27, 2005 (this “Supplemental Indenture” or “Guarantee”), among Comtech Tolt Technologies, Inc. (the “New Guarantor”), Comtech Telecommunications Corp. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of January 27, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate Principal Amount at Issuance of up to $105,000,000 of 2.0% Convertible Senior Notes due 2024 of the Company (the “Securities”);

WHEREAS, Section 15.5 of the Indenture provides that the Company is required to cause certain additional Subsidiaries of the Company to execute and deliver to the Trustee a Supplemental Indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, Interest (including Contingent Interest) and Additional Interest, if any, on the Securities on a senior subordinated basis as provided in this Indenture; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1.  Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1.  Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.  Guarantee. The New Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Securities and the Trustee and its successor and assigns, the full and punctual payment when due of all amounts owing on the Notes and all other Obligations of the Company to the Holders or the Trustee under the Notes or the Indenture, pursuant to and in accordance with Article XV of the Indenture and subject to the terms and conditions of the Indenture, including, without limitation, Article XVI of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1.  Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2.  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3.  Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4.  Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Disclaimer. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the New Guarantor and the Company and not of the Trustee.

SECTION 3.5.  Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

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SECTION 3.6.  Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMTECH TOLT TECHNOLOGIES, INC., as New Guarantor

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

THE BANK OF NEW YORK, as Trustee

By:  /s/ Julie Salovitch-Miller

Name: Julie Salovitch-Miller
Title: Vice President

COMTECH TELECOMMUNICATIONS CORP., as Issuer

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

Guarantors:

COMTECH ANTENNA SYSTEMS, INC.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

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COMTECH EF DATA CORP.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

COMTECH SYSTEMS, INC.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

COMTECH AHA CORPORATION

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

COMTECH VIPERSAT NETWORKS INC.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

COMTECH PST CORP.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

COMTECH MOBILE DATACOM CORP.

By:  /s/ Fred Kornberg

Name: Fred Kornberg
Title: Chief Executive Officer

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